Exhibit 10.1

June 16, 2025

By Email

Gillian Munson

[Omitted]

Dear Gillian:

This agreement (the “Agreement”) sets forth the terms of your transition and separation from Vimeo.com, Inc. and its subsidiaries (collectively, the “Company” or “Vimeo”). Payment and provision of the Separation Benefits described below is contingent on your agreement to, and compliance with, the terms of this Agreement without revocation.

1.	Transition Period

(a)            Commencing on June 16, 2025 (“Transition Period Start Date”) until your separation from employment on August 8, 2025 (the “Separation Date”), you will continue in your role as Chief Financial Officer (“Transition Period”).

(b)            During the Transition Period, the Company will continue to pay you your regular base salary in accordance with the Company’s standard payroll practices (e.g., bi-weekly), and you will continue to participate in the Company’s health, welfare, and other employee benefit plans, subject to their terms.

(c)            Any unvested restricted stock units (“RSUs”) shall continue to vest in accordance with their terms until the Separation Date. Any RSUs or other equity awards that are unvested as of the Separation Date shall be canceled and forfeited.

(d)            During the Transition Period, you will remain subject to all aspects of Vimeo’s Code of Conduct. During the Transition Period and after the Separation Date, you will remain subject to the terms of the Employee Confidentiality Intellectual Property and Non-Solicitation Agreement, as well as the restrictive covenants set forth in your Offer Letter dated April 2, 2022 (collectively, the “RCA”), attached hereto as Exhibit A.

(e)            Upon mutual agreement prior to the Separation Date, you and the Company may determine to extend the Transition Period on terms to be mutually agreed at that time, in which case the parties shall mutually agree to extend the Transition Period (the “Extended Transition Period”) and the Separation Date (the “Extended Separation Date”). Should there be an extension of the Transition Period, the amounts due as consideration as recited hereunder in paragraphs 2 ( c ) (ii), (iii), (iv) and (v) shall be paid on the second payroll following Initial Separation Date, and new consideration will be set for the Extended Transition Period on terms substantially consistent with those prescribed herein, which shall be paid on the second payroll following the Extended Separation Date.

2.	Separation of Employment Following Transition Period.

(a)            Your employment will end on the Separation Date (or Extended Separation Date if applicable). On the Separation Date (or Extended Separation Date if applicable) you will be deemed to have resigned from your role as Chief Financial Officer and from all other officer and director positions you may hold at the Company and its subsidiaries and affiliates.

(b)            On the Separation Date, and whether or not you execute this Agreement, you will be entitled to the following “Accrued Obligations”:

(i)            Your final earned but unpaid wages accrued through the Separation Date, less applicable withholdings, to be paid consistent with applicable law and

(ii)            in the event that you participate in the Company’s health insurance program, the right to continue in such program under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). Your health insurance runs through the last day of the last month of your employment. You will receive your COBRA notice under separate cover. If you do not elect COBRA, your health insurance coverage will cease on the last day of the month of the Separation Date.

(c)            In exchange for your execution (and non-revocation) of the Release in Paragraph 3 and Supplemental Release referred to in paragraph 3(e) below, the Company will provide you with the following “Separation Benefits:”

(i)            Your base salary and eligibility to participate in the Company’s benefit plans in accordance with their terms through the Transition Period to which you would not otherwise be entitled in the event of an earlier separation;

(ii)  Payment equal to $475,000.00 (twelve months of your current base salary amount), less all customary and required taxes and employment-related deductions, to be paid in a lump sum following the second regularly scheduled Company payroll following the Supplemental Release Effective Date for the Separation Date (as defined in Exhibit B);

(iii)  Payment equal to $400,000.00, less all customary and required taxes and employment-related deductions (the “Cash Bonus”), which represents a discretionary bonus payment in light of your contributions during your tenure and your commitment to assist the Company during the Transition Period that you otherwise would not have been eligible to receive by virtue of your separation. The Company will pay you the Cash Bonus in a lump sum following the second regularly scheduled Company payroll following the Supplemental Release Effective Date for the Separation Date;

(iv)            If you properly elect to continue your healthcare coverage pursuant to COBRA and complete all required registration forms, the Company will pay 100% of the premium required for your participation in the Company’s healthcare plan for twelve months following the Separation Date. As of the thirteenth month of COBRA, you may, at your option, pay COBRA premiums yourself (up to the maximum time allowed by applicable law); and

(v)            Upon the Separation Date, you shall be permitted to retain your Company-issued laptop computer, provided that you cooperate with the Company in removing all Company software and confidential information from such device.

(d)            You hereby agree and acknowledge that the payments and the Separation Benefits set forth in paragraph 2(c) exceed any payments, benefits or other things of value to which you might otherwise be entitled under any policy, plan or procedure of the Company or its parents, subsidiaries or affiliates or pursuant to any prior agreement or contract with the Company or its parents, subsidiaries or affiliates. You further agree that the Separation Benefits set forth in paragraph 2(c) are not intended to and do not constitute a severance plan and do not confer a benefit on anyone other than the parties. You further acknowledge that, except for the Accrued Obligations and the Separation Benefits, you are not now owed and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, bonuses, holiday pay, paid time off or any other form of compensation or benefit.

3.            Release of Claims and Covenant Not to Sue.

(a)            Your Release of Claims. You hereby agree and acknowledge that, by signing this Agreement and accepting the Separation Benefits set forth in paragraph 2(c), and for other good and valuable consideration, you and your heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”) hereby waive, release and forever discharge the Company and its parents, subsidiaries, affiliates, and its and their divisions, branches, predecessors, successors, assigns, and its and their past or present directors, officers, employees, agents, partners, members, stockholders, representatives, attorneys, consultants, independent contractors, trustees, administrators, insurers and fiduciaries, in their individual and representative capacities (collectively, the “Releasees”) from all forms of legal claims of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Agreement. Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (jointly referred to as “Claims”) against the Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Releasees, for any alleged action, inaction or circumstance existing or arising through the date you execute this Agreement (the “Execution Date”). Without limiting the foregoing general waiver and release, you specifically waive and release the Releasees from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

(i)            Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or executive order prohibiting discrimination, retaliation, or harassment based upon any protected status including, without limitation, race, national origin, age, religion, gender, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Pregnancy Discrimination Act of 1978, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Genetic Information Nondiscrimination Act of 2008, the New York State Human Rights Law, the New York City Human Rights Law, the Connecticut Fair Employment Practices Act, and any similar federal, state, or local statute or ordinance;

(ii)            Claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the date you execute this Agreement) relating to any other terms and conditions of employment, including but not limited to the Fair Labor Standards Act, the National Labor Relations Act (“NLRA”), the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, COBRA, the Worker Adjustment and Retraining Notification Act, New York State Paid Family Leave Law, the New York State Paid Sick Leave Law, the New York City Earned Sick and Safe Time Act, the New York Quarantine Law, the New York State Vaccination Leave Law, the Connecticut Family and Medical Leave Act, Connecticut’s free speech law, the anti-retaliation provision of the Connecticut Workers’ Compensation Law, and any other federal, state, or local equivalent;

(iii)            Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;

(iv)            Claims under any state or federal statute, regulation or order (as amended) relating to violation of public policy, or any other form of retaliation or wrongful termination; and

(v)            Any other Claim arising under federal, state, or local law.

(b)            Covenant Not to Sue. In addition to waiving and releasing the claims covered by this Agreement, and except as set forth below, you further agree and covenant not to institute, submit, file or bring, or permit to be instituted, submitted, filed or brought on your behalf a lawsuit of any kind or for any reason against one or more of the Releasees in any court, administrative agency, or other forum, including but not limited to claims, laws or theories covered by the Release of Claims language in paragraph 3(a). In the event that you institute any action hereby released or to which you have agreed not to sue, the Claim shall be dismissed immediately upon presentation of this Agreement, and will be specifically enforced and the aggrieved party will have standing to bring any such action for specific enforcement. In the event of any breach of this covenant not to sue, you shall be liable for all damages incurred by the Company, including without limitation, compensatory damages as well as attorneys’ fees and costs.

(c)            Excluded Claims and Other Release Limitations. Notwithstanding the foregoing, this paragraph does not release the Releasees from: (i) any claim to enforce this Agreement; (ii) any claims for indemnification obligations by the Company; (iii) the Company’s obligation to pay you the Accrued Obligations; (iv) any right of reimbursement with respect to expenses that you submitted before the Separation Date that are reimbursable pursuant to the Company’s expense policies; or (v) any rights with respect to vested equity awards under the Company’s equity plans and any award notices made pursuant thereto. Your waivers and releases in this Agreement do not apply to workers’ compensation Claims based on any alleged willfulness, malice or intentional conduct by the Company which are released by this Agreement, or any claims that cannot be waived or released as a matter of law under applicable, federal, state, or local laws, including without limitation unemployment claims or rights to receive any governmental bounties. Further, nothing in this Agreement, including the release, shall (i) prohibit or restrict you from filing or limit your ability to file a charge or complaint with the Equal Employment Opportunity Commission or a state or local equivalent (including the New York State Division of Human Rights, the New York City Commission on Human Rights, or the Connecticut Commission on Human Rights and Opportunities), the National Labor Relations Board, the Occupational Safety and Health Administration, or any other U.S. federal, state or local governmental agency or commission (each a “Governmental Agency”); (ii) prohibit or restrict you from communicating with, providing documents or other relevant information to, or otherwise cooperating with, any Governmental Agency, law enforcement, or any attorney you retain, including, but not limited to, responding to any inquiry, including an inquiry about the existence of this Agreement, its release or its underlying facts; or (iii) limit your right to receive an award for information provided to any Governmental Agency. To the maximum extent permitted by law, however, nothing in this release or this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of a charge or complaint on the basis that your signing of this Agreement constitutes a full release of any Claims, including Claims of discrimination, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release, provided, however, that you retain the right to receive, and the Company shall not seek restitution of, an award for information lawfully provided to a Governmental Agency.

(d)            Acknowledgment. You acknowledge that any obligation of the Company to provide you with the Separation Benefits under this Agreement and any other consideration set forth in this Agreement is expressly conditioned on your execution of this Agreement and the Supplemental Release without rescission.

(e)            Supplemental Release. You hereby agree that, as a condition to the receipt of the Separation Benefits outlined in paragraph 2(c), you will execute and deliver a Supplemental Release of Claims, which is attached hereto as Exhibit B, on or following your Separation Date and no later than seven (7) days following the Separation Date.

4.            Additional Covenants.

(a)            Your Additional Covenants. You hereby make the following agreements, representations and acknowledgements:

(i)            No Wrongdoing. You represent and understand that neither this offer to you nor the Company’s entering into this Agreement shall constitute an admission by the Company. Further, as of the Execution Date, you are not aware of any factual or legal basis for any legitimate claim that any of the Releasees is in violation of any law, and further that if you were ever aware of any such basis for a legitimate claim against the Releasees you informed the Company of same. You acknowledge and agree that you do not have any work-related injuries or occupational diseases, and you acknowledge that as of the Execution Date you have received payment for all leave to which you are entitled under any applicable federal or state law.

(ii)            No Actions. You represent that, as of the Execution Date, you have not filed any action, lawsuit, or arbitration against one or more of the Releasees.

(iii)            Non-Disparagement. You agree that you will not make any malicious or reckless statements (including on or through any Media) that are professionally or personally disparaging about, or adverse to, the Releasees or the interests of the Releasees, including but not limited to the Company, whether as a former Company employee or in your individual capacity, including any statements that disparage any of the Releasees or its or their management, finances, financial condition, operations, capability or any other aspect of the business of the Releasees, and further, that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Releasees. The Company agrees that it will instruct the executive officers of the Company, as well as the Chairman of the Board of Directors of the Company, not to knowingly disparage you. If you violate this section, the Company may pursue damages and seek to stop any future payments otherwise due to you. You will not be in violation of this section if your statements are in defense of statements that the Company’s officers and/or members of the Board of Directors make about you.

(iv)            Cooperation. You agree that you will make yourself reasonably available to the Company in any pending or future governmental or regulatory investigation, civil or administrative proceeding, or arbitration, including any internal investigations related thereto, subject to any privileges that you may have and to your other personal and business commitments, and that the Company will reimburse you for all reasonable costs and expenses incurred by you in connection with any such proceeding or arbitration.

(v)            Process Notification. You agree that upon service on you, or anyone acting in your behalf, of any order or other legal process requiring you to divulge information prohibited from disclosure under this Agreement, you shall immediately notify the Company of such service and of the content of any testimony or information to be provided under such order or process and will cooperate with the Company if the Company shall contest or seek to quash such order or other legal process. Nothing in this paragraph 4(a)(vi) shall prevent you from timely responding to an inquiry from any Governmental Agency.

(vi)            No Further Wages. You acknowledge that no fees or payments are due to you and that no reimbursements, buyouts or any other payments of any kind or nature whatsoever are due to you from the Company, except as specifically provided in this Agreement, and that you have received all compensation and other payments due and owing to you in connection with your employment with the Company. You acknowledge that the Separation Benefits reflect special payments to which you would not otherwise be entitled and which is not normally provided by the Company, but which is being given as special consideration for this Agreement.

(vii)            Non-Disclosure; Return of Property. You represent that you: (A) will continue to abide by the provisions of the RCA, the terms of which shall survive the signing of this Agreement, and you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information; (B) have, as of the Execution Date, not used or disclosed any Company confidential information, except as required in connection with the performance of your job duties and as otherwise authorized by the Company; (C) will, by the Separation Date, return all of the Company’s property, documents, and/or any Confidential Information in your possession or control, excluding the company-issued laptop (if the material to be returned requires shipping, you may send FedEx or USPS and the Company will reimburse the cost) ; and (D) hereby consent and authorize the Company to deduct as an offset from the above-referenced Separation Benefits the value of any Company property not returned or returned in a damaged condition. Notwithstanding any provision of this Agreement prohibiting the disclosure of trade secrets or other Confidential Information, you may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit or other court proceeding against the Company for retaliating against you for reporting a suspected violation of law, you may disclose the trade secret to the attorney representing you and use the trade secret in the court proceeding, if you file any document containing the trade secret under seal and do not disclose the trade secret, except pursuant to court order.

(viii)            Breach. Material to the inducement to enter into this Agreement are the covenants set forth in this paragraph 4(a), and if you breach or threaten to breach any of these covenants, it will cause the Releasees substantial and irreparable injury. Therefore, in the event that you breach or threaten to breach any of these covenants, the Company shall be entitled to: (A) seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available restraining you from such breach or threatened breach; and (B) if a breach is proven, then recover the Separation Benefits paid to you; provided, however, that the right to apply for such relief above or recover such Separation Benefits, shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

(ix)            Limitation. Notwithstanding the foregoing, nothing in this paragraph 4(a) prohibits or otherwise restricts you from: (A) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a Governmental Agency; (B) filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which you may be entitled; (C) discussing or disclosing information about unlawful acts in or related to the workplace, including, but not limited to discrimination, harassment, sexual assault, and retaliation, wage and hour violations, conduct that is against a clear mandate of public policy, or any other conduct you have reason to believe is unlawful; or (D) making any necessary disclosures as otherwise required by law.

(b)            Additional Company Covenants. The Company hereby makes the following agreements, representations and acknowledgements:

(i)            Neutral Reference. Following your written request to the Company, the Company will provide you with a neutral reference, which means that it will generally provide your job title and dates of employment to any prospective employer or contractor that requests a reference.

(ii)            Unemployment Insurance Benefits Application. The Company will not contest any application you make for unemployment insurance benefits.

(iii)            Limitation. Notwithstanding the foregoing, nothing in this paragraph 4(b) prohibits or otherwise restricts the Company from (A) initiating, testifying, assisting, complying with a subpoena from, or participating in any manner with an investigation conducted by a Governmental Agency; (B) filing or disclosing any facts necessary to respond to any application you may make for unemployment insurance, Medicaid, or other public benefits to which you may be entitled; or (C) making any necessary disclosures as otherwise required by law.

5.            Governing Law & Venue. This Agreement and all matters or issues related hereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed therein (without reference to its principles of conflicts of laws). With respect to any dispute between you and the Company, the parties hereby submit to the exclusive jurisdiction of all state and federal courts located in New York, New York. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to personal jurisdiction and/or venue in such courts.

6.            Miscellaneous.

(a)            Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter, provided however, it does not supersede the RCA or any other confidentiality agreement previously signed by you, including as part of the Company’s Employee Handbook, which shall remain in full force and effect.

(b)            Amendment. This Agreement may be amended or modified only by a written instrument signed by the parties or their duly authorized representatives.

(c)            Successors and Assignment. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns. The Company may assign its rights and obligations under this Agreement to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you were principally involved. You may not assign your rights and obligations under this Agreement without the prior written consent of the Company.

(d)            Enforceability. If any provision (or portion thereof) of this Agreement is declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such provision (or portion thereof) in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each remaining provision (or portion thereof) of this Agreement shall be valid and enforceable to the fullest extent permitted by law, provided, however, that if paragraph 3 or any portion thereof is found unenforceable, you agree to execute a binding replacement release. Further, nothing in this Agreement shall be admissible in any proceeding except to enforce the terms of this Agreement.

(e)            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

(f)            Jury Waiver. THE PARTIES HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

(g)            Taxation. You and the Company intend this Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). You acknowledge and agree that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including, without limitation, to consequences related to Code Section 409A.

(h)            Headings. The headings used in this Agreement are for convenience of reference only, do not form a part of this Agreement and do not in any way modify, interpret or construe the intent of the parties.

(i)            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. The parties agree that the electronic signatures of the parties are intended to authenticate this writing and to have the same force and effect as manual signatures. A scanned fax or PDF copy shall for all purposes be deemed an original.

(j)            Notices. All notices and other communications hereunder shall be deemed to be sufficient if in writing and delivered by email or by a nationally recognized courier service, addressed:

if to you, to the address set forth above; and

if to the Company:

Vimeo.com, Inc.

330 West 34th Street, 5th Floor

New York, New York 10001

Attention: General Counsel

jess.tracy@vimeo.com

or such other address as you or the Company may have furnished to the other parties in writing. Each notice delivered in person or by overnight courier shall be deemed given when delivered or when delivery is attempted and refused.

7.            ADEA Acknowledgements.

In signing this Agreement, and with respect to any possible claim arising under the ADEA, you acknowledge and agree that:

(a)            you have had the opportunity to consider this Agreement for a full twenty-one (21) calendar days before executing it, and if signing this Agreement before the end of this twenty-one (21) day review period, you have voluntarily waived the remainder of the review period. You further understand that any changes, material or immaterial, made to this agreement after the review period begins shall not restart the original twenty-one (21) day review period;

(b)            you have carefully read and fully understand all of the provisions of this Agreement;

(c)            you are releasing the Releasees from any and all claims you may have against them;

(d)            you knowingly and voluntarily agree to all of the terms set forth in this Agreement;

(e)            you knowingly and voluntarily intend to be legally bound by the terms of the Agreement;

(f)            you were advised and hereby are advised in writing to consider the terms of this Agreement and to consult with an attorney of your choosing before executing this Agreement;

(g)            rights or claims under the ADEA that may arise due to acts or omissions that occur after the Execution Date are not waived; and

(h)            you have a period of seven (7) calendar days after the date that you sign this Agreement to revoke your acceptance of the terms of this Agreement by actually completing delivery of (not merely dispatching) a written notification in person, by messenger or by overnight courier addressed to the Company at the address provided in paragraph 6(j) and delivering an electronic copy of the same to hr@vimeo.com. If you revoke this Agreement, all of its provisions shall be void and unenforceable.

If you agree with the terms and conditions set forth in the above Agreement, please sign below and return it to the Company by no later than June 16, 2025.

Sincerely,

/s/ Jessica Tracy
Jessica Tracy
General Counsel & Secretary

ACCEPTED AND AGREED:

/s/ Gillian Munson
Gillian Munson

June 16, 2025
Date executed

EXHIBIT A

OFFER LETTER DATED APRIL 2, 2022 AND FORM OF RCA

[Omitted]

EXHIBIT B

SUPPLEMENTAL RELEASE OF CLAIMS

[Omitted]